FOR IMMEDIATE RELEASE	CONTACT:	James Francis, VP - IR
Jessica Batt, VP - IR & ESG
Date: May 3, 2023		IR@maximus.com

Maximus Reports Fiscal Year 2023 Second Quarter Results
Company reaffirms guidance in strengthened financial position following significant debt reduction
(Tysons, Va. - May 3, 2023) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three and six months ended March 31, 2023.
Highlights for the second quarter of fiscal year 2023 include:
•Revenue increased 2.5% to $1.21 billion, compared to $1.18 billion for the prior year period. Organic growth was 3.9% and driven by new or expanded programs in the U.S. segments.
•Diluted earnings per share were $0.52, and adjusted diluted earnings per share were $0.80.
•Record cash flows with cash provided by operating activities totaling $309.7 million and free cash flow of $291.6 million, enabling $275 million of debt reduction.
•The company is maintaining revenue and earnings guidance for fiscal year 2023, with revenue expected to range between $4.85 billion and $5.0 billion and adjusted diluted earnings per share between $4.00 and $4.30 per share.
•A quarterly cash dividend of $0.28 per share is payable on May 31, 2023, to shareholders of record on May 15, 2023.
"Our second quarter results demonstrated solid execution, and we are entering the second half of fiscal year 2023 with excellent visibility into the key drivers to achieve our full-year financial targets," said Bruce Caswell, President and Chief Executive Officer. "In the quarter, we de-levered our debt position by a full half-turn which was driven by record cash flows. We continue to focus on optimizing our portfolio with the divestiture of two small businesses in the Outside the U.S. segment, which were not core to our strategy and did not meet our financial objectives."

Caswell continued, "Last quarter, we noted good line of sight to key operating assumptions, most notably around Medicaid redeterminations and volume growth in our Federal clinical services business driven by PACT Act legislation. I'm pleased that our outlook has proven durable as we are reaffirming fiscal year 2023 guidance and remain confident in our capability to execute in a superior manner in support of our customers’ essential programs."
Second Quarter Results
Revenue for the second quarter of fiscal year 2023 increased 2.5% to $1.21 billion, compared to $1.18 billion for the prior year period. Organic growth was 3.9% driven by new or expanded programs in the U.S. segments.
For the second quarter of fiscal year 2023, operating margin was 5.2% and the adjusted operating margin was 7.1%. This compares to margins of 6.4% and 8.3%, respectively, for the prior year period. Diluted earnings per share were $0.52 and adjusted diluted earnings per share were $0.80. This compares to $0.80 and $1.07, respectively, for the prior-year period.
An operating loss in the Outside the U.S. segment and lower-than-expected U.S. Federal Services segment profitability tempered second quarter fiscal year 2023 results. Two small businesses in the Outside the U.S. segment, which contributed to the operating loss, were divested in the quarter resulting in an approximately one-cent reduction to diluted earnings per share for the second quarter of fiscal year 2023.
Additionally, the prior year period contained profitable short-term COVID response work in the U.S. segments and had less interest expense due to a more favorable rate environment.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal year 2023 increased 1.9% to $584.1 million, compared to $573.3 million reported for the prior year period. All growth was organic and driven primarily by volume growth on the Veterans Affairs Medical Disability Exams (MDE) contracts, which comprise the Veterans Evaluations Services (VES) business.
The segment operating margin for the second quarter of fiscal year 2023 was 8.2%, compared to 8.1% reported for the prior year, and slightly lower than company expectations. While MDE contract volumes increased across the quarter, total volumes were slightly lower than forecasted, and higher costs were incurred for training of VES staff to yield full productivity. Strong line of sight remains on the volume forecast, and the full-year fiscal 2023 margin for the U.S. Federal Services Segment is still expected to range between 10% and 11%.
U.S. Services Segment
U.S. Services Segment revenue for the second quarter of fiscal year 2023 increased 13.0% to $449.7 million, compared to $398.1 million reported in the prior year period. All growth was organic and driven by previously disclosed new work in the core business areas of eligibility support and clinical services.
The segment operating margin for the second quarter of fiscal year 2023 was 9.5%, compared to 11.7% reported for the prior year period that contained profitable, short-term work. The segment's profitability remained impacted by the paused Medicaid redeterminations, which are scheduled to restart in the third quarter. The full-year fiscal 2023 margin for the U.S. Services Segment is still expected to range between 9% and 11% with a lift to profitability expected in the fourth quarter reflecting an expected full-period contribution from redeterminations.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the second quarter of fiscal year 2023 decreased 16.0% to $173.1 million, compared to $206.0 million reported in the prior year period. Organic revenue contracted 8% due primarily to lower revenue in Australia following last year's rebid outcome and currency was a 7% headwind.
The segment realized an operating loss of $3.7 million for the second quarter of fiscal year 2023, compared to an operating profit of $4.3 million in the prior year period. The company is focused on portions of the segment that are underperforming. Two small businesses, a commercial division within the United Kingdom and the employment services business in Sweden, were divested, which had combined operating losses in the quarter of $1.5 million.
Sales and Pipeline
Year-to-date signed contract awards at March 31, 2023, totaled $1.22 billion and contracts pending (awarded but unsigned) totaled $1.27 billion. The book-to-bill ratio at March 31, 2023, was 2.1x calculated on a trailing twelve-month basis.
The sales pipeline at March 31, 2023, totaled $31.9 billion, comprised of approximately $5.6 billion in proposals pending, $0.94 billion in proposals in preparation, and $25.3 billion in opportunities tracking. New work opportunities represent approximately 78% of the total sales pipeline.
Balance Sheet and Cash Flows
At March 31, 2023, cash and cash equivalents totaled $56.3 million, and gross debt was $1.30 billion. The ratio of debt, net of allowed cash, to EBITDA for the quarter ended March 31, 2023, as calculated in accordance with the company's credit agreement, was 2.5x assisted by $275 million of debt reduction in the quarter. This compares to 3.0x at December 31, 2022.
For the second quarter of fiscal year 2023, cash provided by operating activities totaled $309.7 million and free cash flow was $291.6 million. The record quarterly cash flows made up for the temporarily low cash flows in the first quarter of fiscal year 2023. DSO was 56 days as of March 31, 2023. Going forward, the company expects to be in the target range of 60 to 70 days.
On April 6, 2023, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on May 31, 2023, to shareholders of record on May 15, 2023.

Reaffirming FY23 Guidance
Maximus is reaffirming fiscal year 2023 guidance from the prior quarter. Revenue is expected to range between $4.85 billion and $5.0 billion, and adjusted operating income is expected to range between $415 million and $440 million, which excludes an estimated $94 million of expense for amortization of intangible assets. Adjusted diluted earnings per share is expected to range between $4.00 and $4.30 per share and free cash flow is expected to range between $225 million and $275 million.
The company's guidance still assumes that redetermination activities in the U.S. Services Segment phase in during the third quarter, making a full period contribution in the fourth quarter of fiscal year 2023, and volumes continue to ramp on the MDE contracts in the VES business related to the PACT Act in U.S. Federal Services.
The company forecasts a slight reduction to interest expense, now ranging between $82 million and $85 million, an effective income tax rate between 24.5% and 25.5%, and weighted average shares outstanding between 61.2 million and 61.3 million shares for fiscal year 2023.
Conference Call and Webcast Information
Maximus will host a conference call tomorrow, May 4, 2023, at 9:00 a.m. ET. Shareholders are invited to submit questions for management’s consideration by emailing IR@maximus.com up to one hour prior to the call.
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
As a leading strategic partner to governments across the globe, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, operating income and EPS adjusted for amortization of intangible assets, EBITDA, and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our earnings presentation and forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.
Statements that are not historical facts, including statements about the company’s confidence and strategies, and the company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2022, which was filed with the Securities and Exchange Commission (SEC) on November 22, 2022. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
	(in thousands, except per share amounts)
Revenue	$1,206,852	$1,177,326	$2,456,098	$2,328,202
Cost of revenue	978,249	948,875	1,982,748	1,871,596
Gross profit	228,603	228,451	473,350	456,606
Selling, general, and administrative expenses	142,448	130,307	288,900	254,528
Amortization of intangible assets	23,650	22,856	47,168	45,261
Operating income	62,505	75,288	137,282	156,817
Interest expense	20,999	9,438	42,605	19,076
Other income/(expense), net	818	715	1,084	404
Income before income taxes	42,324	66,565	95,761	138,145
Provision for income taxes	10,536	16,469	23,978	34,719
Net income	$31,788	$50,096	$71,783	$103,426

Earnings per share:
Basic	$0.52	$0.81	$1.17	$1.66
Diluted	$0.52	$0.80	$1.17	$1.66
Weighted average shares outstanding:
Basic	61,120	62,227	61,119	62,256
Diluted	61,383	62,381	61,265	62,409

Dividends declared per share	$0.28	$0.28	$0.56	$0.56

Maximus, Inc.
Consolidated Balance Sheets

	March 31, 2023	September 30, 2022
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$56,344	$40,658
Accounts receivable, net	742,387	807,110
Income taxes receivable	12,156	2,158
Prepaid expenses and other current assets	141,017	182,387
Total current assets	951,904	1,032,313
Property and equipment, net	46,915	52,258
Capitalized software, net	71,393	58,740
Operating lease right-of-use assets	162,633	132,885
Goodwill	1,780,200	1,779,415
Intangible assets, net	751,194	804,904
Deferred contract costs, net	47,498	47,732
Deferred compensation plan assets	42,049	37,050
Deferred income taxes	5,865	4,970
Other assets	39,205	42,447
Total assets	$3,898,856	$3,992,714
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$259,463	$264,553
Accrued compensation and benefits	156,990	178,199
Deferred revenue, current portion	66,796	87,146
Income taxes payable	4,482	718
Long-term debt, current portion	84,490	63,458
Operating lease liabilities, current portion	55,928	63,999
Other current liabilities	53,026	116,374
Total current liabilities	681,175	774,447
Deferred revenue, non-current portion	25,776	21,414
Deferred income taxes	201,079	206,099
Long-term debt, non-current portion	1,205,028	1,292,483
Deferred compensation plan liabilities, non-current portion	43,706	40,210
Operating lease liabilities, non-current portion	121,957	86,175
Other liabilities	18,413	22,515
Total liabilities	2,297,134	2,443,343
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 60,784 and 60,774 shares issued and outstanding as of March 31, 2023, and September 30, 2022, respectively (shares in thousands)	572,632	557,978
Accumulated other comprehensive loss	(33,303)	(33,961)
Retained earnings	1,062,393	1,025,354
Total shareholders' equity	1,601,722	1,549,371
Total liabilities and shareholders' equity	$3,898,856	$3,992,714

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
	(in thousands)
Cash flows from operating activities:
Net income	$31,788	$50,096	$71,783	$103,426
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment, and capitalized software	14,041	9,834	26,321	21,199
Amortization of intangible assets	23,650	22,856	47,168	45,261
Amortization of debt issuance costs and debt discount	601	648	1,635	1,297
Deferred income taxes	(37)	(3,089)	(1,368)	(3,318)
Stock compensation expense	9,540	6,804	13,943	15,052
Loss on sale of businesses	883	—	883	—
Change in assets and liabilities, net of effects of business combinations and disposals:
Accounts receivable	263,278	(34,950)	62,529	(49,064)
Prepaid expenses and other current assets	2,788	14,884	13,412	9,769
Deferred contract costs	1,596	380	583	(6,431)
Accounts payable and accrued liabilities	(10,003)	29,405	(6,361)	(3,047)
Accrued compensation and benefits	39,049	28,024	(14,222)	(28,281)
Deferred revenue	(33,111)	12,544	(18,347)	18,473
Income taxes	(16,043)	(23,836)	(6,578)	(13,515)
Operating lease right-of-use assets and liabilities	(1,124)	5,077	(2,072)	(1,293)
Other assets and liabilities	(17,200)	(3,899)	(14,272)	2,331
Net cash provided by operating activities	309,696	114,778	175,037	111,859
Cash flows from investing activities:
Purchases of property and equipment and capitalized software	(18,054)	(16,571)	(33,751)	(22,898)
Acquisitions of businesses, net of cash acquired	—	(4)	—	(4)
Proceeds from sale of businesses	9,124	—	9,124	—
Net cash used in investing activities	(8,930)	(16,575)	(24,627)	(22,902)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,016)	(17,312)	(34,033)	(34,659)
Purchases of Maximus common stock	—	(24,464)	—	(25,843)
Tax withholding related to RSU vesting	—	—	(8,475)	(9,673)
Payments for contingent consideration	(2,626)	—	(4,041)	—
Proceeds from borrowings	193,696	140,000	462,398	240,000
Principal payments for debt	(469,105)	(287,023)	(530,460)	(303,708)
Restricted cash movements	(47,587)	—	(57,060)	—
Net cash used in financing activities	(342,638)	(188,799)	(171,671)	(133,883)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	765	(48)	3,186	324
Net change in cash, cash equivalents, and restricted cash	(41,107)	(90,644)	(18,075)	(44,602)
Cash, cash equivalents and restricted cash, beginning of period	159,827	202,612	136,795	156,570
Cash, cash equivalents and restricted cash, end of period	$118,720	$111,968	$118,720	$111,968

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended				For the Six Months Ended
	March 31, 2023		March 31, 2022		March 31, 2023		March 31, 2022
	Amount	% (1)	Amount	% (1)	Amount	% (1)	Amount	% (1)
	(dollars in thousands)
Revenue:
U.S. Federal Services	$584,075		$573,288		$1,202,242		$1,155,159
U.S. Services	449,703		398,077		889,181		784,494
Outside the U.S.	173,074		205,961		364,675		388,549
Revenue	$1,206,852		$1,177,326		$2,456,098		$2,328,202
Gross profit:
U.S. Federal Services	$122,874	21.0%	$115,153	20.1%	$245,568	20.4%	$241,729	20.9%
U.S. Services	86,016	19.1%	84,971	21.3%	169,614	19.1%	174,670	22.3%
Outside the U.S.	19,713	11.4%	28,327	13.8%	58,168	16.0%	40,207	10.3%
Gross profit	$228,603	18.9%	$228,451	19.4%	$473,350	19.3%	$456,606	19.6%
Selling, general, and administrative expenses:
U.S. Federal Services	$75,050	12.8%	$68,949	12.0%	$146,699	12.2%	$133,874	11.6%
U.S. Services	43,415	9.7%	38,273	9.6%	89,257	10.0%	73,375	9.4%
Outside the U.S.	23,425	13.5%	24,011	11.7%	51,814	14.2%	45,351	11.7%
Loss on sale of businesses (2)	883	NM	—	NM	883	NM	—	NM
Other (3)	(325)	NM	(926)	NM	247	NM	1,928	NM
Selling, general, and administrative expenses	$142,448	11.8%	$130,307	11.1%	$288,900	11.8%	$254,528	10.9%
Operating income/(loss):
U.S. Federal Services	$47,824	8.2%	$46,204	8.1%	$98,869	8.2%	$107,855	9.3%
U.S. Services	42,601	9.5%	46,698	11.7%	80,357	9.0%	101,295	12.9%
Outside the U.S.	(3,712)	(2.1)%	4,316	2.1%	6,354	1.7%	(5,144)	(1.3)%
Amortization of intangible assets	(23,650)	NM	(22,856)	NM	(47,168)	NM	(45,261)	NM
Loss on sale of businesses (2)	(883)	NM	—	NM	(883)	NM	—	NM
Other (3)	325	NM	926	NM	(247)	NM	(1,928)	NM
Operating income	$62,505	5.2%	$75,288	6.4%	$137,282	5.6%	$156,817	6.7%

(1)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(2)During the second quarter of fiscal year 2023, we sold a small commercial practice in the United Kingdom and our employment operations business in Sweden, both subsidiaries within our Outside the U.S. Segment, resulting in a loss.
(3)Other includes credits and costs that are not allocated to a particular segment.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
	(in thousands)
Net cash provided by operating activities	$309,696	$114,778	$175,037	$111,859
Purchases of property and equipment and capitalized software	(18,054)	(16,571)	(33,751)	(22,898)
Free cash flow	$291,642	$98,207	$141,286	$88,961

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
	(dollars in thousands, except per share data)
Operating income	$62,505	$75,288	$137,282	$156,817
Add back: Amortization of intangible assets	23,650	22,856	47,168	45,261
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$86,155	$98,144	$184,450	$202,078
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	7.1%	8.3%	7.5%	8.7%

Net income	$31,788	$50,096	$71,783	$103,426
Add back: Amortization of intangible assets, net of tax	17,446	16,884	34,806	33,414
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$49,234	$66,980	$106,589	$136,840

Diluted earnings per share	$0.52	$0.80	$1.17	$1.66
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.28	0.27	0.57	0.53
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$0.80	$1.07	$1.74	$2.19